Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports Fiscal Year 2016 Financial Results and Operational Highlights

LEXINGTON, Mass. – March 16, 2017 — Inotek Pharmaceuticals Corporation (NASDAQ:ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the fiscal year ended December 31, 2016.

“In 2016, Inotek completed the Phase 3 MATrX-1 clinical trial of trabodenoson for the treatment of primary open-angle glaucoma and/or ocular hypertension and also initiated a Phase 2 trial to identify a potential fixed-dose combination of trabodenoson and latanoprost for the same indications,” said David P. Southwell, President and Chief Executive Officer of Inotek. “While MATrX-1 did not achieve its primary endpoint, superiority in reduction of mean intraocular pressure (IOP) compared to placebo, we believe this result was driven by placebo outliers at a few trial sites.”

“We intend to discuss the full MATrX-1 data set with the US Food and Drug Administration in the first half of 2017 to determine next steps for the clinical development of the monotherapy program,” added Mr. Southwell. “In addition, the Phase 2 fixed-dose combination study of trabodenoson with latanoprost, addressing a considerably larger market opportunity than monotherapy, is fully enrolled and we expect to report top-line data in mid-2017. Based on the results of this trial, we will determine next steps for the clinical development of this combination therapy.”

Upcoming Events:

•	Report top-line Phase 2 fixed-dose combination dose-ranging trial data in mid-2017.

•	Complete analysis of MATrX-1 study results and determine next steps.

Recent Trabodenoson Development Program Highlights:

•	In January 2017, Inotek announced top-line results of MATrX-1, a Phase 3 randomized, double-masked, placebo-controlled trial of trabodenoson for the treatment of primary open-angle glaucoma or ocular hypertension. The trial did not achieve its primary endpoint, which was superiority in reduction of IOP compared with placebo at every single one of the 12 time points.

•	In July 2016, Inotek initiated a Phase 2 dose-ranging trial of a fixed-dose combination of trabodenoson and latanoprost in patients with ocular hypertension or primary open-angle glaucoma. Top-line results from this study are expected in mid-2017.

•	In July 2016, Inotek announced the issuance of a U.S. composition of matter patent for the combination of trabodenoson with a prostaglandin analog for the treatment of IOP in patients with glaucoma.

Full Year 2016 Financing Highlights:

•	In August 2016, Inotek closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021 and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs.

Fiscal Year 2016 Financial Results:

•	Cash and cash equivalents and short-term investments as of December 31, 2016 were $126.5 million.

•	Research and development expenses were $32.0 million for the year ended December 31, 2016, compared to $12.6 million for the year ended December 31, 2015.

•	General and administrative expenses were $9.9 million for the year ended December 31, 2016, compared to $7.8 million for the year ended December 31, 2015.

•	Loss from operations was $41.9 million for the year ended December 31, 2016, compared to $20.4 million for the year ended December 31, 2015.

•	Net loss was $42.9 million for the year ended December 31, 2016, compared to $68.0 million for the year ended December 31, 2015, which included $42.8 million in non-cash expenses associated with marking the 2020 Convertible Notes derivative liability to market value at the time of the note conversions.

•	Approximately 27.0 million shares of common stock were outstanding at December 31, 2016.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

Various statements in this release concerning Inotek’s future expectations, plans and prospects, including without limitation, Inotek’s expectations regarding the use of trabodenoson and its fixed-dose combination (FDC) program with latanoprost as treatments for primary open-angle glaucoma or ocular hypertension, Inotek’s expectations regarding reporting top-line data of its Phase 2 trial for its FDC, Inotek’s expectations with respect to the timing and success of its clinical studies and pre-clinical studies for trabodenoson, its FDC, orphan diseases, and the possibility of selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases, may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will give,” “estimate,” “seek,” “will,” “may” “suggest” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Inotek’s ability to successfully demonstrate the efficacy and safety of trabodenoson, its FDC program, its pre-clinical studies for orphan diseases, or selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases, the pre-clinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Inotek’s product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Inotek’s ability to obtain, maintain and protect its intellectual property, Inotek’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, the timing, cost or other aspects of a potential commercial launch of Inotek’s product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing, competition from others developing products for similar uses, Inotek’s ability to manage operating expenses, Inotek’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Inotek’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Inotek’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Inotek’s subsequent filings with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, PhD, 781-552-4305

Vice President, Corporate Development and IRO

IR@inotekpharma.com

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

Balance Sheets

	December 31,
	2016	2015
Cash and cash equivalents and short-term investments	$126,473	$111,280
Other assets	3,174	2,041

Total assets	$129,647	$113,321

Accounts payable, accrued expenses and other liabilities	$7,519	$4,508
2021 Convertible Notes, net of issuance costs	48,960	—
Stockholders’ equity	73,168	108,813

Total liabilities and stockholders’ equity	$129,647	$113,321

Statements of Operations
	For the Years Ended December 31,
	2016	2015
Operating expenses:
Research and development	$(31,985)	$(12,554)
General and administrative	(9,894)	(7,842)

Loss from operations	(41,879)	(20,396)
Interest expense	(1,418)	(1,230)
Interest income	443	89
Loss on extinguishment of debt	—	(4,399)
Change in fair value of warrant liabilities	—	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	480
Change in fair value of 2020 Convertible Notes derivative liability	—	(42,793)

Net loss	$(42,854)	$(67,982)

Net loss per share attributable to common stockholders—basic and diluted	$(1.60)	$(3.72)

Weighted-average number of shares outstanding—basic and diluted	26,735,175	18,311,333